Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

3 E Network Technology Group Limited,

We hereby consent to the incorporation by reference of our report, dated November 14, 2025, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on November 14, 2025, in the Registration Statement on Form S-8 (No. 333-290919), relating to the audit of the consolidated balance sheets of 3 E Network Technology Group Limited (the “Company”) as of June 30, 2025 and the related consolidated statements of consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year ended June 30, 2025, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB ID No. 2729

Guangzhou, China

November 14, 2025